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Exhibit 10.1

AMENDMENT TO OFFICE SPACE LEASE

        THIS AMENDMENT TO OFFICE SPACE LEASE (this "Amendment") is made as of the 17th day of September, 2003, by and between the NATIONAL OFFICE PARTNERS LIMITED PARTNERSHIP ("Landlord"), and NEW CENTURY MORTGAGE CORPORATION, a California corporation ("Tenant").

W I T N E S S E T H:

        WHEREAS, Landlord and Tenant entered into that certain Office Space Lease dated June 29, 2002 (the "Lease"), demising certain space commonly known as Suite 1200 more particularly described therein in the building located at One Pierce Place, Itasca, Illinois; and

        WHEREAS, Tenant desires to lease certain additional premises as provided herein.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend the Lease as follows:

        1.    Definitions.    Unless the context otherwise requires, any defined term used herein shall have its respective meaning as set forth in the Lease.

        2.    Integration of Amendment and Lease.    This Amendment and the Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall, in all instances, control and prevail.

        3.    Defined Terms.    As used in this Amendment, the following terms shall have the respective meanings indicated below:

          (a)   "Additional Premises" shall mean the premises on the 12th floor of the Building containing approximately 9,317 rentable square feet (measured in a manner consistent with the measurement of the Initial Premises) shown on the plan attached hereto as Exhibit A;

          (b)   "Additional Premises Commencement Date" shall mean the later of (i) October1, 2003, or (ii) the earlier of (A) the date the Work (as defined in the Workletter attached hereto as Exhibit B) is substantially complete and the Additional Premises are delivered to Tenant, and (B) the date Tenant first occupies the Additional Premises for the conduct of business; and

          (c)   "Initial Premises" shall mean the premises initially demised pursuant to the Lease.

        4.    Additional Premises.    Effective as of the Additional Premises Commencement Date for a lease term expiring on the Expiration Date of the Lease, unless otherwise extended or terminated in accordance with the terms of the Lease, as amended hereby:

          (a)   the Premises shall include the Additional Premises;

          (b)   the Rentable Square Feet of the Premises shall be increased by the rentable square feet of the Additional Premises (i.e., from 23,416 square feet to an aggregate total of 32,733 square feet);

          (c)   Tenant's Proportionate Share shall be increased accordingly (i.e., from 4.457% to an aggregate total of 6.230%); and

          (d)   the Base Year for the Additional Premises shall be calendar year 2003. Accordingly, Adjustment Rent for the Additional Premises shall be determined separately from Adjustment Rent for the Initial Premises.

        5.    Base Rent.    Base Rent for the Additional Premises (the "Additional Premises Base Rent") shall be equal to the amounts set forth in the following Additional Premises Base Rent Schedule and shall be payable in accordance with the provisions of Section 2 of the Lease:

Period	Annual Additional Premises Base Rent	Monthly Additional Premises Base Rent
Additional Premises Commencement Date - 9/30/04	$221,278.80	$18,439.90
10/1/04 - 9/30/05	$225,937.20	$18,828.10
10/1/05 - 9/30/06	$230,595.72	$19,216.31
10/1/06 - 9/30/07	$235,254.24	$19,604.52
10/1/07 - Expiration Date	$239,912.76	$19,992.73

The Additional Premises Base Rent shall be payable in addition to the Base Rent payable under the Lease for the Initial Premises. All references in the Lease to Base Rent shall be deemed to include the Additional Premises Base Rent. There shall be no abatement of Base Rent under or by reason of this Amendment.

        6.    Condition of Premises.    Tenant's taking possession of the Additional Premises shall be conclusive evidence that the Additional Premises were in good order and satisfactory condition when Tenant took possession, subject, however, to latent defects in structural components and base Building systems which are not ascertainable from an inspection of the Additional Premises, provided that Tenant provides written notice to Landlord specifying in reasonable detail any such latent defects within six (6) months after delivery of possession of the Additional Premises to Tenant and subject to punchlist items as provided in the Workletter. No agreement of Landlord to alter, remodel, decorate, clean or improve the Additional Premises, the Initial Premises or the Building (or to provide Tenant with any credit or allowance for the same), and no representation regarding the condition of the Additional Premises, the Initial Premises or the Building, have been made by or on behalf of Landlord or relied upon by Tenant, and except as stated in the Lease, as amended hereby, or the Workletter. Landlord shall be responsible for completing the Work in accordance with the Workletter. In addition to the Work, Landlord shall replace ballasts and bulbs in the existing fixtures in the Additional Premises with T-8 lamps.

        7.    Parking.    Effective as of the Additional Premises Commencement Date, the number "ten (10)" set forth in three (3) places in Section 24.N of the Lease is hereby deleted and the number "nineteen (19)" is substituted therefor. Additionally, effective as of the Additional Premises Commencement Date, the number "four (4)" set forth in Section 24.N of the Lease shall be deemed to refer to the parking ratio for the Initial Premises only and Tenant shall have the non-exclusive right to use five (5) parking spaces per 1,000 rentable square feet of space in the Additional Premises (rounded to the nearest whole number) in the unrestricted portion of the Building's parking area on a first come, first served basis at no additional charge to Tenant. Tenant acknowledges that said parking ratio for the Additional Premises shall include the additional nine (9) reserved spaces being provided to Tenant hereunder (i.e., with respect to the Additional Premises, Tenant shall be entitled to use an additional 38 parking spaces in the unrestricted portion of the Building's parking area ((5 × 9.317)—9, rounded to the nearest whole number)).

        8.    Additional Amended Provisions.    The words "limits not less than one hundred percent (100%) of gross revenues for a period of twelve (12) months" set forth in Section 10.B of the Lease are hereby deleted and the words "commercially prudent limits" are substituted therefor. Sections 25 and 26 of the Lease are hereby deleted in their entirety and shall be of no further force or effect.

        9.    Right of First Offer.    Subject to the provisions hereinafter set forth and subject and subordinate to any and all rights of any other tenant or occupant of the Building (including, without limitation, the extension or renewal of any lease of the First Offer Space by the then existing tenant or occupant thereof), and provided Tenant has not exercised its termination option under Section 27 of the Lease,

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Landlord hereby grants to Tenant the right to lease, on the terms and conditions hereinafter set forth, the space in the Building identified on Exhibit C attached hereto (the "First Offer Space"), if such space becomes available for leasing after the Additional Premises Commencement Date and prior to the 3rd anniversary of the Additional Premises Commencement Date (the "Offer Period"). If, during the Offer Period, Landlord gives Tenant notice (the "Offer Notice") that the First Offer Space, or a portion thereof, is available for leasing, then if, within ten (10) business days after the delivery of such notice, Tenant shall give Landlord written notice that Tenant elects to negotiate a lease of the First Offer Space, or applicable portion thereof, Landlord shall not offer such space for rent to a third party for at least fifteen (15) business days after Tenant gives Landlord notice of its desire to negotiate a lease for the First Offer Space, or applicable portion thereof. Tenant may only lease the entire, but not less than the entire First Offer Space, or applicable offered portion thereof, if it becomes available for leasing. If Tenant gives Landlord notice that it does not elect to negotiate a lease for such First Offer Space, or applicable portion thereof, or if, within fifteen (15) business days following Landlord's receipt of notice that Tenant desires to negotiate a lease for the First Offer Space, or applicable portion thereof, the parties shall fail to agree on the terms of a lease therefor, Landlord may lease such space to a third party on such terms and conditions as Landlord may desire; except that if Landlord, within four (4) months after the date of Landlord's Offer Notice, does not enter into a lease of such portion of the First Offer Space, then Tenant's rights under this section to lease such portion of the First Offer Space shall not terminate but shall continue in full force and effect; provided, however, said four (4) month period shall be extended for as long as Landlord is pursuing negotiations diligently with such prospective tenant.

        10.    Broker.    Tenant represents to Landlord that Tenant has dealt only with Hines Interests Limited Partnership and Cushman & Wakefield (collectively, the "Broker") in connection with this Amendment and that, insofar as Tenant knows, no other broker negotiated this Amendment or is entitled to any commission in connection herewith. Tenant agrees to indemnify, defend and hold Landlord and Landlord's partners and its and their agents harmless from and against any claims for a fee or commission made by any broker, other than the Broker, claiming to have acted by or on behalf of Tenant in connection with this Amendment. Landlord agrees to pay the Broker a commission in accordance with a separate agreement between Landlord and the Broker.

        11.    Lease in Full Force and Effect.    Except as expressly provided herein, all of the terms and provisions of the Lease shall remain in full force and effect. Without limiting the generality of the effect of the foregoing, Tenant acknowledges that Landlord's liability under the Lease, as amended hereby, is limited as provided under Section 24.O of the Lease.

[signatures on following page]

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        This Amendment is executed by the undersigned as of the date first above written.

LANDLORD:
NATIONAL OFFICE PARTNERS LIMITED PARTNERSHIP, a Delaware limited partnership
By:	HINES NATIONAL OFFICE PARTNERS LIMITED PARTNERSHIP, a Texas limited partnership, its general partner
	By:	Hines Fund Management, L.L.C., a Delaware limited liability company, its general partner
		By:	Hines Interests Limited Partnership, a Delaware limited partnership, sole member
			By:	Hines Holdings, Inc., a Texas corporation, its general partner
				By:	/s/ THOMAS J. DANILEK Thomas J. Danilek Senior Vice President
TENANT:
NEW CENTURY MORTGAGE CORPORATION, a California corporation
By:	/s/ ELISE LUCKHAM Name: Elise Luckham Its: Vice President Corporate Services

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EXHIBIT A

PLAN OF ADDITIONAL PREMISES

A-1

EXHIBIT B

WORKLETTER

Tenant's Plans	1. Landlord shall perform and construct all of the leasehold improvement work in the Additional Premises (the "Work") shown on those certain plans identified on Attachment 1 hereto (the "Plans"). The Work is intended to be constructed on a "turn-key" basis and will be completed at Landlord's sole cost and expense using Building standard methods, materials and finishes, except as otherwise shown on the Plans. Approval by Landlord of the Work, the Plans and any additional plans, drawings, specifications and finish details furnished by Tenant shall not constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant's intended use of the Additional Premises.
Substantial Completion
2. At such time as Landlord's architect considers the Work to be substantially completed, except for minor punchlist items, Landlord or Landlord's architect will schedule a walk-through of the Additional Premises with Tenant or Tenant's representative. During such walk-through, Landlord or Landlord's architect along with Tenant or Tenant's representative will prepare a list of minor punchlist items to be completed by Landlord. The Work being performed by Landlord (which for purposes of determining substantial completion may exclude, at Landlord's election, any Additional Work (as defined below) shall be considered "substantially completed" for all purposes under this Workletter Agreement and the Amendment when (i) Itasca, Illinois, issues a certificate of occupancy for the Additional Premises, and (ii) Landlord's architect certifies that the Work is substantially completed, except for minor punchlist items.
Tenant Delay	3. There shall be no extension of the Additional Premises Commencement Date to the extent the Work has not been substantially completed by reason of any delay ("Tenant Delay") arising as a result of:
(a) Tenant's requirements for special work or materials finishes, or installations not shown in the Plans;
(b) the performance of any other work in the Premises by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work;
(c) Tenant's request for any Additional Work; or
(d) any other act or omission of Tenant.

Access Prior to the Additional Premises Commencement Date:
4. Landlord, in Landlord's reasonable discretion and upon request by Tenant, may grant to Tenant and Tenant's agents a license to enter the Additional Premises prior to the Additional Premises Commencement Date in order that Tenant may do other work required by Tenant to make the Additional Premises ready for Tenant's use and occupancy. Tenant may also perform certain work in the Initial Premises. Tenant's work in the Initial Premises may include (i) reconfiguration of three (3) large existing offices in the Initial Premises into four (4) or five (5) offices; (ii) relocate existing mail/copy room and convert former mail/copy room to lounge area; (iii) convert existing entry door to a pair; (iv) add one cardkey controlled glass door at the rear of the reception area of the Initial Premises; and (v) modify the storeroom outside of the reception area of the Initial Premises to accommodate a new corridor exit door (such reconfiguration work being referred to as the "Reconfiguration Work"). It shall be a condition to the grant by Landlord and continued effectiveness of such license that:

(a) Tenant shall give to Landlord not less than five (5) days' prior written notice of its request to have such access to the Additional Premises, which notice shall contain and/or shall be accompanied by: (i) a description of and schedule for the work to be performed by those persons and entities for whom and which such access is being requested; (ii) the names and addresses of all contractors, subcontractors and material suppliers for whom and which such early access is being requested and the approximate number of individuals, itemized by trade, who will be present in the Additional Premises; (iii) copies of all contracts pertaining to the performance of the work for which such early access is being requested; (iv) copies of all plans and specifications pertaining to the work for which such access is being requested, specifically including, without limitation, plans for the Reconfiguration Work; (v) copies of all licenses and permits required in connection with the performance of the work for which such access is being requested; (vi) certificates of insurance (in amounts and with insured parties satisfactory to Landlord) and instruments of indemnification against all claims, costs, expenses, damages and liabilities which may arise in connection with such work; and (vii) assurances of the availability of funds sufficient to pay for all such work. All of the foregoing shall be subject to Landlord's reasonable approval.
(b) Such early access shall be subject to reasonable scheduling by Landlord.

(c) Tenant's agents, contractors, workmen, mechanics, suppliers and invitees shall work in harmony and not interfere with Landlord and Landlord's agents in performing the Work, Landlord's work in other premises and in common areas of the Building, or the general operation of the Building. If at any time such entry shall cause or threaten to cause such disharmony or interference, including labor disharmony, Landlord may withdraw such license upon twenty four (24) hours' prior written notice to Tenant.

(d) Any such entry into and occupation of the Additional Premises by Tenant shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent and specifically including the provisions of Section 9 thereof. Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant's work or installations made in the Additional Premises or to property placed therein prior to the Additional Premises Commencement Date, the same being at Tenant's sole risk and liability. Tenant shall be liable to Landlord for any damage to the Additional Premises or to any portion of the Work caused by Tenant or any of Tenant's employees, agents, contractors, workmen or suppliers.
(e) Landlord shall pay up to $15,000.00 (the "Allowance") towards the cost of the Reconfiguration Work, on the terms and conditions hereinafter set forth:

(i) Landlord shall disburse the balance of the Allowance from time to time, upon Tenant's request for payment (which request shall be made no more often than once in any calendar month) and certification that the Reconfiguration Work has been performed and that amounts for which payment is requested are due and owing by Tenant, and that any additional amounts due and owing in connection with the Reconfiguration Work (i.e., in addition to the Allowance amount) have been paid by Tenant (or will be paid by Tenant concurrently with Landlord's disbursement of the requested Allowance amount), which disbursement shall be made to Tenant (or, at Landlord's option, by check payable jointly to Tenant and to Tenant's materialmen and contractors) within thirty (30) days after presentation by Tenant to Landlord of such request for payment and appropriate and complete contractor's affidavits and waivers of lien showing that the work covered thereby has been performed in the Additional Premises and that all amounts due from Tenant in connection with the Reconfiguration Work have been (or, upon disbursement of the requested Allowance amount, will be) fully paid.

(ii) Landlord has no obligation to disburse any portion of the Allowance if Tenant is in Default under the Lease, as amended. Disbursement of any portion of the Allowance shall not be deemed a waiver of Tenant's obligation to comply with such provisions. Tenant shall be responsible for the appropriateness and completeness of the contractors' affidavits and waivers of lien and approval of any of such work; Landlord shall have no responsibility for any of the foregoing. In the event that the cost of the Reconfiguration Work for any reason be less than the full amount of the Allowance, Tenant shall not be entitled to any credit or payment by Landlord for the amount by which the Allowance exceeds the cost of the Reconfiguration Work.
Additional Work:
5. Upon Tenant's request and submission by Tenant (at Tenant's sole cost and expense) of the necessary information, and/or plans and specifications for work other than the Work (the "Additional Work"), Landlord may, at its election, perform the Additional Work, at Tenant's sole cost and expense. Prior to commencing any Additional Work requested by Tenant, Landlord shall submit to Tenant a written statement of the cost of such Additional Work, which cost shall include the cost of all labor and materials, insurance premiums charged by contractors, and a proposed Tenant Extra Order (the "TEO") for Additional Work in the standard form then in use by Landlord. If Tenant shall fail to enter into said TEO within three (3) days after Tenant's receipt thereof, Landlord shall proceed to do only the Work specified in the Plans. Tenant agrees to pay to Landlord, concurrently with its execution of the TEO, the entire cost of the Additional Work as shown in the statement delivered by Landlord.
Tenant's Corporation Representative:
6. Tenant hereby designates ("Tenant's Construction Representative"), Telephone No. ( ) , as its representative, agent and attorney-in-fact for all matters related to the Work, Reconfiguration Work and Additional Work, if any, including but not by way of limitation, for purposes of receiving notices and approving submittals, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. The foregoing authorization is intended to provide assurance to Landlord that it may rely upon the directives and decision making of the Tenant's Construction Representative with respect to the Work, Reconfiguration Work and Additional Work, if any, and is not intended to limit or reduce Landlord's right to reasonably rely upon any decisions or directives given by other officers or representatives of Tenant. Tenant may amend the designation of its Tenant's Construction Representative(s) at any time upon delivery of written notice to Landlord.
Lease Provisions Incorporated:
7. The exculpatory provision set forth in Paragraph 24.0 of the Lease as well as all other terms and provisions of the Lease, insofar as they are applicable to this Workletter, are hereby incorporated herein by this reference.

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  Exhibit 10.1
AMENDMENT TO OFFICE SPACE LEASE
W I T N E S S E T H
EXHIBIT A PLAN OF ADDITIONAL PREMISES
EXHIBIT B WORKLETTER